Exhibit 10.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 5, 2003, by and among ONEOK, INC., an Oklahoma corporation (the “Company”), WESTAR ENERGY, INC., a Kansas corporation (“Parent”) and WESTAR INDUSTRIES, INC., a Delaware corporation and a wholly-owned direct subsidiary of Parent (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Company, Parent and Shareholder previously entered into that certain Transaction Agreement dated as of January 9, 2003 (the “Transaction Agreement”), pursuant to which the Company recently conducted a public offering (the “Offering”) of shares of its common stock, $0.01 per share (the “Common Stock”) and certain other securities;

WHEREAS, pursuant to the Transaction Agreement, the Company agreed to use a portion of the proceeds of the Offering to repurchase from the Shareholder a portion of the Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”);

WHEREAS, the Offering was more successful, and generated a greater amount of proceeds, than was originally contemplated by the parties, and the parties desire for the Company to use a portion of such additional proceeds to repurchase additional shares of the Series A Preferred Stock from the Shareholder;

WHEREAS, the Kansas Corporation Commission (“KCC”) has previously ordered the Parent and the Shareholder to sell some of their non-utility assets in an effort to reduce the debt of the Parent and the Shareholder;

WHEREAS, the repurchase of additional shares of Series A Preferred Stock by the Company will assist the Parent and the Shareholder in complying with the KCC’s orders and allow Parent and Shareholder to repay indebtedness as ordered by the KCC; and

WHEREAS, the parties intend to accomplish such additional repurchase on substantially the same terms and conditions as those described in the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE ADDITIONAL REPURCHASE

The Company hereby repurchases (the “Additional Repurchase”) from the Shareholder, and the Shareholder hereby sells to the Company, 3,012,919 shares of the Company’s Series A Preferred Stock (the “Additional Repurchase Shares“) for an aggregate purchase price of $50,000,000 (the “Purchase Price”), all on the same economic terms and conditions as provided in the Transaction Agreement and as specified in the Closing Statement agreed to by the parties and delivered concurrently herewith. The Shareholder hereby acknowledges receipt by wire transfer of cash in the amount of the Purchase Price, and the Company hereby acknowledges receipt from the Shareholder of a certificate representing the Additional Repurchase Shares accompanied by duly executed stock powers assigning the Additional Repurchase Shares in blank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Company.    The Company represents and warrants to the Shareholder as of the date hereof as follows:

(a)    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)    This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery by Parent and the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

(d)    Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company in connection with the (i) execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated by this Agreement.

(e)    The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of the Company; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company is a party or by which the Company’s assets or operations are bound or affected; or (iii) violate, in any material respect, any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, injunction, order or decree (“Law”) applicable to the Company.

Section 2.2    Representations and Warranties of the Parent and the Shareholder.    Each of Parent and the Shareholder represents and warrants to the Company as of the date hereof as follows:

(a)    Each of Parent and the Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)    This Agreement has been duly and validly authorized by each of Parent and the Shareholder and all necessary and appropriate action has been taken by each of Parent and the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c)    This Agreement has been duly executed and delivered by each of Parent and the Shareholder and assuming due authorization and valid execution and delivery by the Company, this Agreement is a valid and binding obligation of each of Parent and the Shareholder, enforceable in accordance with its terms.

(d)    Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exception, registration, license or declaration, including any additional consents or approvals of the KCC, is required to be made or obtained by either Parent or the Shareholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated by this Agreement.

(e)    The execution and delivery by Parent and the Shareholder of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of either Parent or the Shareholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which either Parent or the Shareholder is a party or by which either Parent or the Shareholder’s assets or operations are bound or affected; (iii) violate, in any material respect, any Law applicable to either Parent or the Shareholder; or (iv) violate any order of the KCC.

(f)    Upon consummation of the Additional Repurchase, the Company will have valid and marketable title to the Additional Repurchase Shares, free and clear of all title defects, security interests, liens or encumbrances of any nature whatsoever.

ARTICLE III

MISCELLANEOUS

Section 3.1    Successors and Assigns.    This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company, on the one hand, and by Parent and the Shareholder, on the other hand, and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person.

Section 3.2    Notices.    Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:

If to the Company:

ONEOK, Inc.

100 W. Fifth Street

Tulsa, Oklahoma

Attention: Chief Executive Officer

Fax: (918) 588-7961

with a copy to:

ONEOK, Inc.

100 W. Fifth Street

Tulsa, Oklahoma

Attention: General Counsel

Fax: (918) 588-7971

If to Parent:

Westar Energy, Inc.

818 Kansas Avenue

Topeka, Kansas 66612

Attention: President

Fax: (785) 575-8061

with a copy to:

Westar Energy, Inc.

818 Kansas Avenue

Topeka, Kansas 66612

Attention: Corporate Secretary

Fax: (785) 575-1936

If to the Shareholder:

Westar Industries, Inc.

818 Kansas Avenue

Topeka, Kansas 66612

Attention: President

Fax: (785) 575-8061

with a copy to:

Westar Industries, Inc.

818 Kansas Avenue

Topeka, Kansas 66612

Attention: Corporate Secretary

Fax: (785) 575-1936

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

Section 3.3    APPLICABLE LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OKLAHOMA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 3.4    Headings.    The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 3.5    Integration.    This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or referred to herein.

Section 3.6    Severability.    If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 3.7    Consent to Jurisdiction.    In connection with any suit, claim, action or proceeding arising out of this Agreement, Parent, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in Tulsa, Oklahoma; the Shareholder and the Company each agree that service in the manner set forth in Section 3.2 hereof shall be valid and sufficient for all purposes; and the

Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue, appear in any United States federal court state court located in Tulsa, Oklahoma.

Section 3.8    Counterparts.    This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, Parent and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

ONEOK, INC

By:	/s/ David L. Kyle
Name: David L. Kyle Title: Chairman, Chief Executive Officer and President

WESTAR ENERGY, INC.

By:	/s/ James S. Haines Jr.
Name: James S. Haines Jr. Title: Chief Executive Officer and President

WESTAR INDUSTRIES, INC.

By:	/s/ James S. Haines Jr.
Name: James S. Haines Jr. Title: President